Exhibit 99.1

XL House
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Phone + 353 (0)1 400 5500
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Press Release

Contact:     David Radulski                Carol Parker Trott
Investor Relations            Media Relations
(203) 964-3470                (441) 294-7290

XL Group Confirms Preliminary Discussions with Catlin Group Limited Regarding Potential Transaction

Dublin, Ireland, December 17, 2014 - Noting the announcement made by Catlin Group Limited (Catlin) this morning, XL Group plc (NYSE: XL) today confirmed that it is engaged in preliminary discussions with Catlin (LSE: CGL) regarding a potential transaction to acquire the company and form a combined entity.

XL CEO Mike McGavick commented: “Both XL and Catlin - respected, innovative, global P&C firms - are well positioned on their own. However, we both believe that we will be far better positioned and stronger together. We see this transaction as deeply accelerating the strategies of both companies.

“Specifically, the combined entity would be a leader in the global specialty and property cat markets and would make greater and more efficient use of both companies’ global networks and infrastructure. As Catlin is the leading presence at Lloyd’s, the combination would immediately expand many of the lines of business in which XL has recently invested. In the increasingly competitive reinsurance market, the combined company would be a top 10 player, thereby increasing alternative capital opportunities and overall relevance to clients and brokers. The proposed transaction is expected to result in attractive economics starting in the first year and long-term value for shareholders.

“For these reasons, and crucially, for the deep cultural and strategic alignment we see between XL and Catlin, with both built on disciplined underwriting, we see meaningful opportunity in this transaction.”

The transaction would require approval by the Boards of Directors of each company and would be subject to various shareholder and regulatory approvals and completion of diligence. There can be no assurance that a transaction will result from these discussions, nor can there be any certainty as to the terms on which any such transaction might proceed.

XL does not intend to comment further at this stage and any further statements will be made if and when appropriate.

About XL

XL Group plc (NYSE:XL), through its subsidiaries, is a global insurance and reinsurance company providing property, casualty and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises throughout the world. XL is the company clients look to for answers to their most complex risks and to help move their world forward. To learn more, visit www.xlgroup.com

This press release contains forward-looking statements. Statements that are not historical facts, including statements about XL's beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations, all of which involve risk and uncertainty. Statements that include the words “would,” “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “may” or similar statements of a future or forward-looking nature identify forward-looking statements. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them.  XL undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
Nothing contained herein shall be deemed to be a forecast, projection or estimate of the future financial performance of XL, Catlin or the combined business following completion of any potential transaction.

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